UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2023  (July 31, 2023)

Basanite, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53574	20-4959207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

2660 NW 15th Court, Pompano Beach, Florida 33069

(Address of principal executive offices) (Zip Code)

954-532-4653

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a material definitive agreement.

See Item 5.02 which information is incorporated herein.

On April 6th, 2023, the Board of Directors, through a vote of Unanimous Written Consent engaged Mr. Tom Richmond, 64, to serve as the Interim Chief Executive Officer for a period of six (6) months. The original agreement was slated to expire on August 31st, 2023.

On July 31st, 2023 the Board of Directors, conferred and elected to offer Mr. Richmond an engagement agreement wherein the Company will compensate him at a monthly rate of $33,333 and we issued him non-statutory stock Options to purchase a total of four (4) million shares common stock over a term of five years at the price of $0.045 per share. The new agreement has an expiration date of December 31st, 2023.

Mr. Richmond will continue his engagement throughout the 2023 calendar year and continue his efforts to work alongside the recently engaged capital markets experts by the Company to continue fundraising activities.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description
10.1	Engagement Agreement
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2023	BASANITE, INC.

	By:	/s/ Jackie Placeres
Name: Jackie Placeres
Title: Acting Interim Chief Financial Officer